RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated March 6, 2015 To the Product Prospectus Supplement ERN-ES-1 Dated July 26, 2013, Prospectus Supplement Dated July 23, 2013 and Prospectus dated July 23, 2013	$3,500,000 Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks (the “Notes”) linked to the performance of an equally weighted Basket consisting of the common equity securities of four publicly traded companies: BHP Billiton Limited, Freeport-McMoRan Copper & Gold Inc., Southern Copper Corporation, and Teck Resources Ltd.

The CUSIP number for the Notes is 78010UH83. The Notes do not pay interest. The Notes provide a one-for-one positive return if the Percentage Change of the Basket is positive. Investors will lose 1.25% of the principal amount of the Notes for any percentage decrease of more than 20% in the value of the Basket between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: March 20, 2015

Maturity Date: April 20, 2018

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated July 26, 2013, and “Selected Risk Considerations” beginning on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$3,500,000.00
Underwriting discounts and commissions	0.00%	$-
Proceeds to Royal Bank of Canada	100.00%	$3,500,000.00

The initial estimated value of the Notes as of the date of this pricing supplement is $959.70 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, did not receive a commission in connection with the sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-12 below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:
The Notes are linked to the value of an equally weighted basket (the “Basket”) consisting of the common equity securities of four publicly traded companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”).  The four Reference Stocks, their respective Component Weights and their Initial Prices are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	March 6, 2015

Issue Date:	March 20, 2015

CUSIP / ISIN:	78010UH83 / US78010UH835

Valuation Date:	April 6, 2018

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to:

Principal Amount + (Principal Amount x Percentage Change)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -20%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -20.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage) x
Downside Multiplier]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Reference Stocks.  The Weighted Component Change for each Reference Stock will be determined as follows:

Initial Price:	The closing price per share of a Reference Stock on the Pricing Date

Final Price:	The closing price per share of a Reference Stock on the Valuation Date

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

The Basket:

Reference Stock	Bloomberg Ticker	Component Weight	Initial Price

BHP Billiton Limited	BHP	25.00%	$49.35

Freeport-McMoRan Copper & Gold Inc.	FCX	25.00%	$19.44

Southern Copper Corporation	SCCO	25.00%	$28.84

Teck Resources Ltd.	TCK	25.00%	$14.36

Buffer Percentage:	20%

Downside Multiplier:	1.25

Maturity Date:	April 20, 2018, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 26, 2013.

Term:	Thirty-seven (37) months.

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease in the value of the Basket between the Pricing Date and the Valuation Date of more than 20%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes, and the section below “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 26, 2013, as modified by this pricing supplement.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ERN-ES-1 dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Price of any Reference Stock, or the value of the Basket, on the Valuation Date. All examples are based on the Buffer Percentage of 20%, the Downside Multiplier of 1.25 and assume that the holder purchased Notes with an aggregate principal amount of $1,000, and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	10%

	Payment at Maturity:	$1,000 + ($1,000 x 10%) = $1,000 + $100.00 = $1,100.00

	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,100.00, a 10.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% +20%) x 1.25] = $1,000 -$125.00 = $875.00

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $875.00, a -12.50% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket.  You will lose 1.25% of the principal amount of your Notes for each 1% decline of the value of the Basket if the Percentage Change is more than -20%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Basket increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Reference Stocks – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stocks would have. The final value of the Basket will not reflect any dividends paid on the Reference Stocks.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public. – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the referral fee and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

•
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
All of the Reference Stocks in the Basket Are Concentrated in One Industry — Each of the Reference Stocks is a company in the mining industry. Although an investment in the Notes will not give holders any ownership interests in the Reference Stocks, an investment in the Notes will be subject to certain risks similar to those associated with direct equity investments in the mining industry. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
Because the Reference Stocks Are All Involved in the Mining Industry, the Notes Are Subject to Certain Risks Associated with those Reference Stocks — Mining companies are highly dependent on the price of commodities, including, but not limited to, precious metals. These prices may fluctuate substantially over short periods of time so the price of any Reference Stock may be volatile. In times of significant inflation or great economic uncertainty, gold and other precious metals may outperform traditional investments such as bonds and stocks. However, in times of stable economic growth, the price of gold and other precious metals may be adversely affected, which could in turn affect the market price of any or all of the Reference Stocks. The production and sale of precious metals by governments or central banks or other larger holders can be affected by various economic, financial, social and political factors, which may be unpredictable and may have a significant impact on the supply and prices of precious metals. Economic and political conditions in those countries that are the largest producers of precious metals or other commodities linked to the mining industry may have a direct effect on the production and marketing of precious metals and on sales of central bank gold and silver holdings. The precious metals industry can be significantly affected by events relating to international political developments, the success of exploration projects, commodity prices and tax and government regulations.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”).  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Information filed with the SEC by the Reference Stock issuers under the Exchange Act can be located by referencing their SEC file numbers.  In addition, information about the Reference Stock issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We have not independently investigated the accuracy or completeness of any such information.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by any issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

•
BHP Billiton Limited is an international resources company. The company's principal business lines are mineral exploration and production, including coal, iron ore, gold, titanium, ferroalloys, nickel and copper concentrate, as well as petroleum exploration, production, and refining.  Its American Depositary Shares trade on the New York Stock Exchange under the symbol “BHP.”

•
Freeport-McMoRan Copper & Gold Inc., through its subsidiary, is a copper, gold and molybdenum mining company. The company primarily mines for copper and owns mining interests in Chile and Indonesia. The company, through a subsidiary, is also involved in smelting and refining of copper concentrates. Its common stock trades on the New York Stock Exchange under the symbol “FCX.”

•
Southern Copper Corporation conducts mining operations in Peru and Mexico. The company owns and operates open pit mines and metallurgical complexes that produce copper, molybdenum, zinc, and precious metals. Its common stock trades on the New York Stock Exchange under the symbol “SCCO.”

•
Teck Resources Ltd. is an integrated natural resource group with activities in mining, smelting, and refining. The company mines zinc, copper, molybdenum, gold, and metallurgical coal in the United States, Canada, Peru, and Chile. The company also produces refined metals, specialized metal products, and other products. Its common shares trade on the New York Stock Exchange under the symbol “TCK.”

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

Historical Information

The graphs below set forth the information relating to the historical performance of each of the Reference Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in each table is for the four calendar quarters of 2011, 2012, 2013 and 2014, and for the period from January 1, 2015 through March 6, 2015.

We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the price of any Reference Stock. We cannot give you assurance that the performance of any Reference Stock will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	96.66	83.86	95.88
4/1/2011	6/30/2011	104.58	86.35	94.63
7/1/2011	9/30/2011	97.37	65.83	66.44
10/1/2011	12/30/2011	84.36	62.54	70.63

1/1/2012	3/30/2012	82.22	69.97	72.40
4/1/2012	6/29/2012	76.10	59.89	65.30
7/1/2012	9/28/2012	72.99	60.73	68.61
10/1/2012	12/31/2012	78.56	67.32	78.44

1/1/2013	3/28/2013	80.53	68.43	68.43
4/1/2013	6/28/2013	71.46	56.58	57.66
7/1/2013	9/30/2013	70.16	55.67	66.50
10/1/2013	12/31/2013	72.95	63.62	68.20

1/1/2014	3/31/2014	71.26	62.68	67.77
4/1/2014	6/30/2014	72.40	65.54	68.45
7/1/2014	9/30/2014	73.91	58.57	58.88
10/1/2014	12/31/2014	60.32	44.90	47.32

1/1/2015	3/6/2015	52.98	42.93	49.35

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	61.35	46.25	55.55
4/1/2011	6/30/2011	58.75	46.06	52.90
7/1/2011	9/30/2011	56.78	30.37	30.45
10/1/2011	12/30/2011	43.50	28.85	36.79

1/1/2012	3/30/2012	48.96	36.76	38.04
4/1/2012	6/29/2012	39.43	31.16	34.07
7/1/2012	9/28/2012	43.65	31.08	39.58
10/1/2012	12/31/2012	42.89	30.55	34.20

1/1/2013	3/28/2013	36.25	30.72	33.10
4/1/2013	6/28/2013	34.00	26.38	27.61
7/1/2013	9/30/2013	34.99	26.95	33.08
10/1/2013	12/31/2013	38.00	32.35	37.74

1/1/2014	3/31/2014	38.09	30.38	33.07
4/1/2014	6/30/2014	36.51	32.36	36.50
7/1/2014	9/30/2014	39.32	32.29	32.65
10/1/2014	12/31/2014	32.91	20.95	23.36

1/1/2015	3/6/2015	23.71	16.43	19.44

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	49.82	37.50	39.84
4/1/2011	6/30/2011	40.72	30.01	32.52
7/1/2011	9/30/2011	36.43	24.60	24.73
10/1/2011	12/30/2011	32.60	22.34	29.86

1/1/2012	3/30/2012	36.87	29.68	31.71
4/1/2012	6/29/2012	33.44	27.73	31.51
7/1/2012	9/28/2012	36.92	30.33	34.36
10/1/2012	12/31/2012	39.42	33.06	37.86

1/1/2013	3/28/2013	42.02	35.43	37.57
4/1/2013	6/28/2013	37.55	26.58	27.62
7/1/2013	9/30/2013	30.33	25.77	27.24
10/1/2013	12/31/2013	29.74	24.51	28.71

1/1/2014	3/31/2014	32.73	26.77	29.11
4/1/2014	6/30/2014	30.86	28.32	30.37
7/1/2014	9/30/2014	33.90	29.25	29.65
10/1/2014	12/31/2014	31.75	25.96	28.20

1/1/2015	3/6/2015	30.94	23.60	28.84

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	65.37	47.96	53.02
4/1/2011	6/30/2011	59.75	42.84	50.74
7/1/2011	9/30/2011	53.89	28.33	29.19
10/1/2011	12/30/2011	42.75	25.76	35.19

1/1/2012	3/30/2012	43.99	33.61	35.66
4/1/2012	6/29/2012	38.08	28.42	30.94
7/1/2012	9/28/2012	34.67	26.29	29.45
10/1/2012	12/31/2012	36.79	29.34	36.35

1/1/2013	3/28/2013	38.57	27.30	28.16
4/1/2013	6/28/2013	29.44	20.21	21.37
7/1/2013	9/30/2013	29.21	19.98	26.84
10/1/2013	12/31/2013	30.00	22.56	26.01

1/1/2014	3/31/2014	26.44	19.99	21.68
4/1/2014	6/30/2014	23.89	21.23	22.83
7/1/2014	9/30/2014	25.03	18.59	18.89
10/1/2014	12/31/2014	18.95	11.01	13.64

1/1/2015	3/6/2015	16.40	10.55	14.36

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the Notes on or after January 1, 2016 that are treated as dividend equivalents. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on March 20, 2015, which is the tenth (10th) business day following the Pricing Date (this settlement cycle being referred to as “T+10”).  See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We will pay a referral fee to an agent for the investors in the Notes that is equal to 1.50% of the principal amount of the Notes.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the referral fee and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s referral fee and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBC Capital Markets, LLC

Buffered Bullish Return Notes Linked to a Basket of Four Common Stocks, Due April 20, 2018

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of any Reference Stock included in the Basket, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the referral fee and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC